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                                                                    EXHIBIT 5.02

DECHERT PRICE AND RHOADS LETTERHEAD



                               October 10, 1996


Roy F. Weston, Inc.
One Weston Way
West Chester, PA 19380

         Re:      Employee Stock Purchase Plan:
                  Form S-8 Registration Statement

Gentlemen:

         You have requested our opinion in connection with the filing today of a registration statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 400,000 additional shares (the "Shares") of Series A Common Stock, par value $.10 per share, to be offered pursuant to the Company's Employee Stock Purchase Plan (the "Plan"). You have informed us, and we have assumed for purposes of this opinion, that the Shares may be either (i) newly issued from the Company's reserve of authorized but previously unissued shares or (ii) previously outstanding shares acquired by the Company.

         We have examined the Plan and such corporate records and other documents and matters as we have considered appropriate to enable us to give this opinion.

         Based on the foregoing, it is our opinion that the Shares, to the extent they are newly issued, have been duly authorized and when issued and sold in accordance with the provisions of the Plan will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,
                                        DECHERT PRICE AND RHOADS





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